Exhibit 99.1

June 10, 2008

Dear Stockholder:

We are pleased to provide you with your portion of this month’s distribution to stockholders.  Inland Western Retail Real Estate Trust, Inc. (“Inland Western”) currently pays an annualized cash distribution of $0.6425 per share representing a 6.425% yield on a $10.00 share price. If you have invested through a trustee or participate in Direct Deposit or the Distribution Reinvestment Program, a distribution statement is enclosed in lieu of a check.

Stockholders have asked if our shares trade on any system. We are aware that a limited number of our shares trade through one or more “matching services” or sometimes referred to as the secondary market.  If our transfer agent receives the proper instructions, we do effectuate such transfers.  We, however, neither support nor endorse such services.

As we move forward with our business plan, we are very excited about our future and would like to take this opportunity to express our gratitude for your continued support of Inland Western.   If you have any questions about your investment, please contact your financial advisor or Inland Investor Relations at (800) 826-8228.

Sincerely,

INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.

Michael J. O’Hanlon

President and Chief Executive Officer

Inland Western Retail Real Estate Trust, Inc.  2901 Butterfield Road  Oak Brook, Illinois 60523  800.826.8228

www.inland-western.com